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                                Plan and Agreement of Distribution

This plan and agreement is between IDS Special Tax-Exempt Series Trust (the "Trust"), on behalf of its underlying series funds and American Express Financial Advisors Inc., the principal underwriter of the Trust, for distribution services to the Trust. It is effective on the first day the Trust offers multiple classes of shares.

The plan and agreement has been approved by members of the Board of Trustees (the "Board") of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the plan or any related agreement, and all of the members of the Board, in person, at a meeting called for the purpose of voting on the plan and agreement.

The plan and agreement provides that:

1. The Trust will reimburse American Express Financial Advisors for all sales and promotional expenses attributable to the sale of Class B shares, including sales commissions, business and employee expenses charged to distribution of Class B shares, and corporate overhead appropriately allocated to the sale of Class B shares.

2. The amount of the reimbursement shall be equal on an annual basis to 0.75% of the average daily net assets of the Trust attributable to Class B shares. The amount so determined shall be paid to American Express Financial Advisors in cash within five (5) business days after the last day of each month. American Express Financial Advisors agrees that if, at the end of any month, the expenses of the Trust, including fees under this agreement and any other agreement between the Trust and American Express Financial Advisors or American Express Financial Corporation, but excluding taxes, brokerage commissions and charges in connection with the purchase and sale of assets exceed the most restrictive applicable state expense limitation for the Trust's current fiscal year, the Trust shall not pay fees and expenses under this agreement to the extent necessary to keep the Trust's expenses from exceeding the limitation, it being understood that American Express Financial Advisors will assume all unpaid expenses and bill the Trust for them in subsequent months, but in no event can the accumulation of unpaid expenses or billing be carried past the end of the Trust's fiscal year.

3. For each purchase of Class B shares, after eight years the Class B shares will be converted to Class A shares and those assets will no longer be included in determining the reimbursement amount.

4. The Trust understands that if a shareholder redeems Class B shares before they are converted to Class A shares, American Express Financial Advisors will impose a sales charge directly on the redemption proceeds to cover those expenses it has previously incurred on the sale of those shares.




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5. American Express  Financial  Advisors agrees to provide at least quarterly an analysis of distribution expenses and to meet with representatives of the Trust as reasonably requested to provide additional information.

6. The plan and agreement shall continue in effect for a period of more than one year provided it is reapproved at least annually in the same manner in which it was initially approved.

7. The plan and agreement may not be amended to increase materially the amount that may be paid by the Trust without the approval of a least a majority of the outstanding shares of Class B. Any other amendment must be approved in the manner in which the plan and agreement was initially approved.

8. This agreement may be terminated at any time without payment of any penalty by a vote of a majority of the members of the Board who are not interested persons of the Trust and have no financial interest in the operation of the plan and agreement, or by vote of a majority of the outstanding Class B shares, or by American Express Financial Advisors. The plan and agreement will terminate automatically in the event of its assignment as that term is defined in the Investment Company Act of 1940.

Approved this 20th day of March, 1995.


IDS  SPECIAL   TAX-EXEMPT   SERIES  TRUST  IDS  Insured   Tax-Exempt   Fund  IDS
  Massachusetts Tax-Exempt Fund IDS Michigan Tax-Exempt Fund IDS Minnesota Tax-Exempt Fund IDS New York Tax-Exempt Fund IDS Ohio Tax-Exempt Fund



/s/Leslie L. Ogg
   Leslie L. Ogg
   Vice President



AMERICAN EXPRESS FINANCIAL ADVISORS INC.



/s/Janis E. Miller
   Janis E. Miller
   Vice President